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                                                                    Exhibit 99.1


           CYBERONICS AMENDS SHAREHOLDER RIGHTS PLAN TO PERMIT BOSTON
             SCIENTIFIC TO ACQUIRE UP TO 20% OF CYBERONICS' SHARES

HOUSTON, Texas, December 10, 2003 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced that its Board of Directors approved an amendment of the Company's shareholder rights plan to permit Boston Scientific to increase its ownership from up to 15% to up to 20% of Cyberonics' outstanding shares from December 10, 2003 to January 15, 2004.

"Cyberonics' Board of Directors and senior management team were pleased to honor Boston Scientifics' request to increase their ownership position," commented Robert P. ("Skip") Cummins, Cyberonics' Chairman and Chief Executive Officer. "As a rapidly growing, med-tech industry leader, Boston Scientific is in a unique position to appreciate what Cyberonics has accomplished in epilepsy and the enormous unmet need for an effective and tolerable long-term therapy for treatment resistant depression."

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. An 87-volume, 460 patient PMA-Supplement (PMA-S) requesting approval to market the VNS Therapy System in the United States as an adjunctive long-term treatment of chronic or recurrent depression for patients who are experiencing a major depressive episode that has not had an adequate response to two or more antidepressant treatments was submitted to FDA and accepted for filing by FDA effective October 27, 2003.


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The Company is headquartered in Houston, Texas and has an office in Brussels,
Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements concerning obtaining appropriate regulatory approvals, developing VNS as a treatment for depression and other indications, the timing and outcome of regulatory activities, and the purchase of shares by Boston Scientific. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; and other risks detailed in from time to time in the Company's filings with the SEC.

CONTACT INFORMATION
Pamela Westbrook                                Helen Shik
Vice President of Finance and CFO               Vice President
Cyberonics, Inc.                                Schwartz Communications
100 Cyberonics Blvd.                            230 Third Avenue
Houston, TX 77058                               Waltham, MA  02154
Main:  (281) 228-7200                           Main:  (781) 684-0770 ext. 6587
Fax:  (281) 218-9332                            Fax:  (781) 684-6500
pbw@cyberonics.com                              hshik@schwartz-pr.com


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